                                                                       EXHIBIT 5

              [WOMBLE CARLYLE SANDRIDGE & RICE, PLLC LETTERHEAD]

                                 July 27, 2000

Clarus Corporation
3950 Johns Creek Court, Suite 100
Suwanee, Georgia 30024

       Re: Registration Statement on Form S-8 with respect to the Stock Incentive Plan of Clarus Corporation (As Amended and Restated Effective June 13, 2000)

Ladies and Gentlemen:

       We have served as counsel for Clarus Corporation (the "Company") in connection with its registration under the Securities Act of 1933, as amended, of an aggregate of 1,511,351 shares of its common stock, no par value (the "Shares"), which are proposed to be offered and sold pursuant to the Stock Incentive Plan of Clarus Corporation, as amended and restated effective June 13, 2000 (formerly, the 1998 Stock Incentive Plan of Clarus Corporation) (the "Plan"), and pursuant to the Company's Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") with respect to the Shares.

       We have reviewed the Company's articles of incorporation and bylaws, each as amended to date, and have examined the originals, or copies certified or otherwise identified to our satisfaction, of corporate records of the Company, including minute books of the Company as furnished to us by the Company, certificates of public officials and of representatives of the Company, statutes and other instruments and documents, as a basis for the opinions hereinafter expressed. In rendering this opinion, we have relied upon certificates of public officials and officers of the Company with respect to the accuracy of the factual matters contained in such certificates. We also have reviewed the Plan and the Registration Statement.

       In connection with such review, we have assumed with your permission (1) the genuineness of all signatures; (2) the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies; and (3) the proper issuance and accuracy of certificates of public officials and officers and agents of the Company. In rendering opinions as to future events, we have assumed the facts and law existing on the date hereof.

       Based upon the foregoing, and having regard for such legal considerations as we have deemed relevant, we are of the opinion that the Shares have been duly authorized and, when issued and paid for in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

       This opinion is limited to the laws of the State of Delaware. This opinion is rendered as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof.

       We hereby consent to the filing of this opinion with the Commission as
Exhibit 5 to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by
Section 7 of the Securities Act, or other rules and regulations of the Commission thereunder.

                                   WOMBLE CARLYLE SANDRIDGE & RICE
                                   A Professional Limited Liability Company


                                   By:   /s/ Elizabeth O. Derrick
                                      -----------------------------------
                                             Elizabeth O. Derrick, Member